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EXHIBIT 99.9

ERF WIRELESS COMPLETES ACQUISITION OF FIFTH WIRELESS NETWORK


TEXAS ACQUISITION ADDS 1,500 SQUARE MILES OF WIRELESS COVERAGE TO COMPANY'S SECURE BANK NETWORK STRATEGY


LEAGUE CITY, Texas, Oct 20, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- ERF Wireless (OTC Bulletin Board: ERFW), the nation's leading provider of secure wireless networks for the regional banking industry, announced today that it has completed the acquisition of 36db.com, the largest Wireless Internet Service Provider (WISP) in Brazoria County, Texas. The 36db.com acquisition includes all of the current customers and equipment on the 36db.com network and provides ERF Wireless access to a geographic area adjacent to Houston, Texas, that covers approximately 1,500 square miles, with a population of more than 250,000 residents. According to H. Dean Cubley, CEO of ERF Wireless, the acquisition of the 36db.com network is the fifth wireless network acquired by ERF Wireless over the past two years and is a part of the company's overall business strategy to capture a substantial share of the $9 billion secure wireless market for community, regional and nationwide financial institutions in the U.S.

"Our strategy includes blending revenue generated through the construction of secure wireless banking networks with recurring revenue from our bank contracts, as well as recurring revenue from acquisitions of strategically located, profitable WISP networks. The acquisition of 36db.com is a perfect example of the execution of this strategy."

Cubley went on to explain the company's basic Five-Step Business Strategy:

      1. Secure a contract with a bank to design and construct a bank-owned high-bandwidth secure wireless bank-to-bank network to replace the bank's expensive existing leased T1 telephone circuits. The bank's secure network requires the patent-pending ERF Wireless CryptoVue security technology.

      2. Enter into long-term recurring revenue contracts with the bank to monitor and maintain their network.

      3. Utilize the CryptoVue technology combined with the ERF Wireless monitoring process to address regulatory requirements.

      4. Enter into a revenue-sharing contract with the bank to resell their excess wireless bandwidth capacity as WISP services to commercial customers within range of the bank towers.

      5. Acquire strategically located profitable WISPs in the vicinity of the bank networks to provide local technical support and to compound the recurring revenue growth.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation (OTC Bulletin Board:
ERFW) that specializes in providing secure wireless broadband product and secure service solutions to banking and commercial clients on a national basis. Its principals have been in the network integration, Internet banking, and encryption technology businesses for over twenty years and have constructed encrypted, wireless broadband networks as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)


Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    Contact:
    ERF Wireless Inc.
    Clareen O'Quinn
    281-538-2101 ext. 113
    coquinn@erfwireless.com

SOURCE  ERF Wireless Inc.
Clareen O'Quinn of ERF Wireless Inc., +1-281-538-2101, ext. 113, coquinn@erfwireless.com http://www.erfwireless.com